Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NF Energy Saving Corporation

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 of our report dated March 30, 2010 on our audit of the consolidated financial statements of NF Energy Saving Corporation (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for the years ended December 31, 2009 and 2008, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. We also consent to the reference to our firm under the heading “Experts”.

/s/ HKCMCPA Company Limited
HKCMCPA Company Limited (Formerly ZYCPA Company Limited)
Certified Public Accountants

Hong Kong, China
March 17, 2011